                                                                      EXHIBIT 99

              [Letterhead of Vintage Petroleum, Inc. appears here]

For Immediate Release               For Further Information Contact:
Wednesday, February 24, 1999              Robert E. Phaneuf
                                          Vice President - Corporate Development
                                          (918) 592-0101


                    VINTAGE PETROLEUM REPORTS 1998 RESULTS;

                SETS RECORDS IN ANNUAL PRODUCTION AND RESERVES

     Tulsa, Oklahoma - Vintage Petroleum, Inc. today announced a loss for the year ended December 31, 1998 of $87.7 million, or $1.69 per share, inclusive of certain after-tax, non-cash charges totaling $51.4 million related primarily to an impairment of oil and gas properties, which occurred in the fourth quarter. This compares to the prior year's restated earnings of $55.0 million, or $1.05 per share which included $5.4 million of certain after-tax, non-cash impairments. Excluding these certain non-cash charges, VPI had a loss of $36.3 million or 70 cents per share in 1998 compared to earnings of $60.3 million or $1.16 per share in 1997. The losses for 1998 resulted from dramatically lower oil and gas prices.

     Production for the year reached an all-time high, advancing eight percent to 24.3 million equivalent barrels (BOE) from 22.6 million BOE in 1997. Spurred by the exploitation program in Argentina and acquisitions, oil production rose six percent to 16.4 million barrels. Domestic exploration and acquisitions, drove gas production up 11 percent to 47.2 billion cubic feet (Bcf).

     Despite the eight percent rise in total production, a dramatically lower average price of oil and a decline in the average price of natural gas combined to reduce oil and gas revenues

                                   - More -
by 25 percent to $266.7 million compared to $355.1 million in the prior year. The company's realized price of oil averaged $10.87 per barrel, 36 percent below last year's average realized price of $17.02 per barrel. Similarly, the realized price of gas averaged $1.86 per thousand cubic feet (Mcf), a drop of 14 percent from the 1997 realized average of $2.16 per Mcf. Driven primarily by oil and gas sales, total revenues declined 21 percent for the year to $328.9 million.

     Overall, lease operating costs increased primarily in association with the eight percent rise in production. Lease operating costs and general and administrative costs were held to a slight one percent increase on a per BOE basis. Exploration expense of $24.1 million for 1998 includes $16.3 million of seismic and other geological and geophysical costs and $7.8 million of dry hole and other costs. Interest rose $6.9 million to $43.7 million in response to higher outstanding borrowings utilized to fund acquisitions and the excess of capital spending over cash flow.

     Cash flow (before changes in working capital) for the year was $76.8 million. This compares to restated cash flow of $174.6 million in 1997.

     Vintage incurred a non-cash impairment charge in the fourth quarter of 1998 equal to $43.3 million after tax, ($70.9 million, pretax). The charge relates to certain of the company's U. S. oil and gas properties and resulted from the effect of significantly lower oil and gas price expectations. VPI also incurred certain other non-cash charges as a result of lower oil and gas prices amounting to $8.1 million during the quarter.

Fourth Quarter Results

     Fourth quarter daily production averaged 66,685 BOE compared to the year-ago

                                   - More -
quarter of 66,315 BOE. As was the case for the 1998 year as a whole, dramatically lower oil and gas prices more than offset the production gain. A 44 percent drop in the average realized price of oil and a 28 percent decrease in the average realized price of gas compared to respective year-ago levels resulted in a 38 percent decline in oil and gas sales for the quarter to $59.6 million. Lease operating expenses rose in-line with production.

     The net loss for the quarter just ended was $66.7 million, or $1.27 a share, inclusive of the $51.4 million of after-tax, non-cash charges. This compares to fourth quarter 1997 restated earnings of $12.7 million or 24 cents per share, which included $5.4 million of certain after-tax, non-cash impairments. Absent these items, the loss for the fourth quarter was $15.3 million or 29 cents a share compared to restated earnings of $18.0 million or 34 cents a share in the 1997 fourth quarter. As a result of the issuance of 1.3 million shares in connection with an acquisition in November 1998, shares outstanding averaged 52.6 million shares.

     Cash flow (before changes in working capital) in the fourth quarter of 1998 was $11.9 million compared to restated cash flow of $46.8 million in the year earlier quarter.

1999 Focus - Near Term Cash Flow Enhancement While Preserving Long - Term Growth

Vintage Revises 1999 Capital Budget to be Consistent with Cash Flow Expectations
--------------------------------------------------------------------------------

     Vintage has revised its preliminary capital spending plan of $115 million for 1999 to $56 million, exclusive of acquisitions. "The capital budget is designed to be consistent with our cash flow assuming that the below-normal oil price environment continues throughout the year. Our target is to reduce and control costs and fund the maintenance of 1998 volume

                                   - More -
capacity while preserving our longer-term growth potential," said S. Craig George, CEO. "In addition, due to the current historically low oil and gas price environment, we are temporarily suspending our regular quarterly cash dividend. The reinstatement of quarterly dividends will be evaluated as conditions warrant," Mr. George concluded.

     Approximately $16.5 million of the 1999 budget is earmarked for production maintenance while $32.5 million will be directed primarily toward medium risk exploration projects, particularly in Bolivia, aimed at building a base for future reserve and production growth. Approximately $7.0 million of seismic, geologic and geophysical expenditures in Yemen and the United States are planned for the year, in support of future growth. The drilling of exploration projects in Yemen and Ecuador Block 19 are being deferred until next year.

Production
----------

     With the budgeted expenditures, production capacity is targeted to remain even with the 1998 production of 24.3 million BOE. However, VPI has elected to shut-in approximately 3,000 barrels per day pending higher oil prices. If these volumes remain shut-in for the year, it would reduce targeted 1999's production by 1.1 million BOE or five percent from the year-ago level.

Costs
-----

     As a result of activities to cut field level costs combined with the benefits of shutting-in marginal production, Vintage plans to cut $20 million in operating costs, targeting total lease operating expense for the year of $103 million compared to the 1998 level of $122.7 million. General and administrative expenses are anticipated to rise slightly as cost

                                   - More -
reductions are offset by the full year cost of operations in Ecuador and Yemen.

     "In addition to the measures we've outlined, we continue to pursue acquisition targets consistent with our growth goals, but financed in ways that will not adversely affect our financial position," added S. Craig George.

Issuance of $150 Million of Senior Subordinated Notes

     In January 1999, Vintage sold $150 million of 9.75% Senior Subordinated Notes due 2009 in a Rule 144A transaction. All of the net proceeds of approximately $146.3 million were used to repay a portion of the company's bank borrowings. The offering benefited the company by extending the maturity of a portion of its long-term debt and increased the unused availability under the company's bank credit facility to approximately $185 million, pending the next borrowing base redetermination scheduled for April 1999.

Record High Year-End 1998 Reserves; Production Replacement of 383 Percent Before Price Impact

     The company's recently announced estimated proved reserves of oil and gas at year-end 1998, before adjusting for the negative effect of dramatically lower oil and gas prices since year-end 1997, were 347.9 million BOE, up 24 percent or
68.1 million BOE from the 1997 year-end level of 279.8 million BOE. Based on oil and gas pricing at the lower year-end 1998 levels, the company's reported proved reserves were 298.9 million BOE, still seven percent above those of year-end 1997. The negative effect of lower oil and gas prices amounted to a downward revision to reserves of approximately 49 million BOE.

     Proved reserve additions from all sources totaled 93 million BOE before the downward revision due to lower oil and gas prices, replacing 383 percent of 1998's record

                                   - More -
production of 24.3 million BOE at a cost of $3.08 per BOE. Even after taking into account the significant reduction of reserves due to lower oil and gas prices, total reserve additions were 44.1 million BOE, replacing 181 percent of 1998 production at a per BOE cost of $6.50. During the year, the company spent $105.0 million to acquire 35.9 million BOE of reserves at an average cost of $2.93 per BOE. This compares favorably to the industry's average cost of acquisitions in 1998 of $7.38 per BOE as computed by John S. Herold, Inc.

Vintage Increases Its Proved Bolivian Reserves by 100 Percent in 1998

     Also in an earlier release, Vintage estimated that in 1998 its total proved Bolivian reserves more than doubled, rising to 459 billion cubic feet equivalents. Identified reserve potential from defined reservoirs increased dramatically. Identified reserves are important to the process of positioning the company to sell gas to the Brazilian market. New capacity in the Bolivia-to-Brazil pipeline will be allocated through a bidding process based on proved and probable reserves available to be dedicated for sale. Based on the higher reserve level and higher productive capacity at year-end 1998, the company expects that its reserve-weighted volume available to bid for pipeline capacity in upcoming competitive rounds is likely to be improved.

     "We're pleased to demonstrate ongoing reserve and production growth despite the adverse current commodity price environment. We will continue to be creative in our strategy to grow our asset base while striving to protect our financial flexibility. We feel this is the best way to position our shareholders for the day when commodity prices return to more normal levels," commented S. Craig George, CEO.

                                   - More -

Forward Looking Statements

     This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of proved oil and gas reserves, future production and costs, exploration drilling, exploitation activities and events or developments that the company expects are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.

     Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES
                   ----------------------------------------
                       CONSOLIDATED STATEMENTS OF INCOME
                       ---------------------------------
                   (In thousands, except per share amounts)
                                  (Unaudited)

                                                    Three Months Ended           Year Ended
                                                       December 31,             December 31,
                                                ------------------------  -----------------------
                                                     1998        1997       1998         1997
                                                -----------  -----------  ---------  ------------
                                                              (Restated)              (Restated)
REVENUES:
   Oil and gas sales............................   $ 59,606    $ 96,849   $ 266,661      $355,113
   Oil and gas gathering........................        930       4,549       7,741        18,063
   Gas marketing................................     14,444      14,340      54,108        45,981
   Other income (expense).......................       (256)     (2,612)        425        (2,567)
                                                   --------    --------   ---------      --------

                                                     74,724     113,126     328,935       416,590
                                                   --------    --------   ---------      --------

COSTS AND EXPENSES:
   Lease operating, including production taxes..     31,033      30,499     122,726       114,346
   Exploration costs............................      5,117       4,346      24,056        12,667
   Impairment of oil and gas properties.........     70,913       8,785      70,913         8,785
   Oil and gas gathering........................        407       3,578       6,258        14,932
   Gas marketing................................     13,859      13,399      51,560        43,398
   General and administrative...................      8,074       7,624      31,996        27,361
   Depreciation, depletion and amortization.....     28,692      25,487     108,975        96,307
   Interest.....................................     12,885       9,307      43,680        36,762
                                                   --------    --------   ---------      --------

                                                    170,980     103,025     460,164       354,558
                                                   --------    --------   ---------      --------
       Income (loss) before income taxes
          and minority interest.................    (96,256)     10,101    (131,229)       62,032

PROVISION (BENEFIT) FOR
  INCOME TAXES:
   Current......................................     (3,481)      1,942      (4,068)        5,235
   Deferred.....................................    (26,125)     (4,507)    (39,496)        1,640

MINORITY INTEREST IN
   INCOME OF SUBSIDIARY.........................          -           -           -          (203)
                                                   --------    --------   ---------      --------
NET INCOME (LOSS)...............................   $(66,650)   $ 12,666   $ (87,665)     $ 54,954
                                                   ========    ========   =========      ========

EARNINGS (LOSS) PER SHARE:
   Basic........................................     $(1.27)       $.25      $(1.69)        $1.07
                                                   ========    ========   =========      ========
   Diluted......................................     $(1.27)       $.24      $(1.69)        $1.05
                                                   ========    ========   =========      ========

Weighted average common shares outstanding:
   Basic........................................     52,600      51,559      51,900        51,178
                                                   ========    ========   =========      ========
   Diluted......................................     52,600      52,719      51,900        52,026
                                                   ========    ========   =========      ========


                                -Table follows-

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES
                   ----------------------------------------

                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------
                         (In thousands, except shares
                            and per share amounts)
                                  (Unaudited)

                                  A S S E T S

                                                                        December 31,
                                                                ----------------------------
                                                                     1998         1997
                                                                -------------  -------------
                                                                                 (Restated)
CURRENT ASSETS:
   Cash and cash equivalents.................................... $    5,245    $    5,797
   Accounts receivable -
       Oil and gas sales........................................     54,680        60,878
       Joint operations.........................................      5,905         6,358
   Deferred income taxes........................................          -         4,206
   Prepaids and other current assets............................     18,312        12,443
                                                                 ----------    ----------
          Total current assets..................................     84,142        89,682
                                                                 ----------    ----------
PROPERTY, PLANT AND EQUIPMENT, at cost:
   Oil and gas properties.......................................  1,368,914     1,158,749
   Oil and gas gathering systems................................     14,774        12,943
   Other........................................................     16,276         8,420
                                                                 ----------    ----------
                                                                  1,399,964     1,180,112

   Less accumulated depreciation, depletion and amortization....    501,722       373,225
                                                                 ----------    ----------
                                                                    898,242       806,887
                                                                 ----------    ----------
OTHER ASSETS, net...............................................     31,791        18,825
                                                                 ----------    ----------
                                                                 $1,014,175    $  915,394
                                                                 ==========    ==========

        L I A B I L I T I E S  A N D  S T O C K H O L D E R S'  E Q U I T Y

CURRENT LIABILITIES:
   Revenue payable.............................................. $   17,382    $   27,085
   Accounts payable - trade.....................................     24,812        21,088
   Other payables and accrued liabilities.......................     24,731        31,504
                                                                 ----------    ----------
          Total current liabilities.............................     66,925        79,677
                                                                 ----------    ----------
LONG-TERM DEBT..................................................    672,507       451,096
                                                                 ----------    ----------
DEFERRED INCOME TAXES...........................................          -        43,135
                                                                 ----------    ----------
OTHER LONG-TERM LIABILITIES.....................................        785         3,908
                                                                 ----------    ----------
STOCKHOLDERS' EQUITY:
   Preferred stock, $.01 par, 5,000,000 shares authorized,
       zero shares issued and outstanding.......................          -             -
   Common stock, $.005 par, 80,000,000 shares authorized,
       53,107,066 and 51,558,886 shares issued and outstanding..        266           258
   Capital in excess of par value...............................    230,736       202,008
   Retained earnings............................................     42,956       135,312
                                                                 ----------    ----------
                                                                    273,958       337,578
                                                                 ----------    ----------
                                                                 $1,014,175    $  915,394
                                                                 ==========    ==========

                                -Table follows-

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES
                    ----------------------------------------
                             SUMMARY OPERATING DATA
                             ----------------------
                                  (Unaudited)


                     Three Months Ended    Year Ended
                         December 31,     December 31,
                     ----------------- -----------------
                      1998     1997     1998     1997
                     -------- -------- -------- --------
Production:
   Oil (MBbls) -
       U.S.             2,403    2,602    9,912    9,692
       Argentina        1,685    1,473    6,322    5,630
       Bolivia             23       37      122      135
       Ecuador             78        -       78        -
       Total            4,189    4,112   16,434   15,457

   Gas (MMcf) -
       U.S.            10,646   10,421   42,176   36,623
       Bolivia          1,026    1,514    5,062    6,068
       Total           11,672   11,935   47,238   42,691

   Total MBOE           6,135    6,101   24,307   22,573

Average prices:
   Oil (per Bbl) -
       U.S.           $  9.83  $ 16.58  $ 11.20  $ 17.23
       Argentina         8.29    15.44    10.41    16.67
       Bolivia          10.57    17.39    11.31    16.52
       Ecuador           5.77        -     5.77        -
       Total             9.14    16.18    10.87    17.02

   Gas (per Mcf) -
       U.S.           $  1.94  $  2.76  $  1.99  $  2.33
       Bolivia            .64     1.03      .78     1.10
       Total             1.83     2.54     1.86     2.16